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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CLARCOR Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of
Annual Meeting of Shareholders
      The Annual Meeting of Shareholders of CLARCOR Inc. (the “Company”) will be held at the executive offices of the Company, 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, on Monday, March 27, 2006 at 9:00 A.M., Central Standard Time, for the following purposes:

1. To elect three Directors for a term of three years each; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.
      Only holders of CLARCOR Common Stock of record at the close of business on Tuesday, January 31, 2006 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.
      Whether or not you plan to attend the meeting, you are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.

Richard M. Wolfson
Secretary
PLEASE SIGN AND DATE THE ACCOMPANYING PROXY
AND MAIL IT PROMPTLY.
Franklin, Tennessee
February 9, 2006

PROXY STATEMENT
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS
BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK
COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
EQUITY COMPENSATION PLAN INFORMATION
MISCELLANEOUS

CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067
PROXY STATEMENT
Annual Meeting of Shareholders
      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CLARCOR Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held at the executive offices of the Company, 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, on Monday, March 27, 2006 at 9:00 A.M., Central Standard Time, for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying proxy are being mailed to shareholders on February 9, 2006.
      A shareholder who gives a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by filing with him another proxy or by attending the Annual Meeting and voting his or her shares in person. All valid proxies delivered pursuant to this solicitation, if received in time and not revoked, will be voted. If no specifications are given by the shareholder executing the proxy card, valid proxies will be voted (a) to elect the three persons nominated for election to the Board of Directors listed on the proxy card enclosed herewith, and (b) in the discretion of the appointed proxies, upon such other matters as may properly come before the meeting.
      As of January 31, 2006, the Company had outstanding 51,768,233 shares of Common Stock, constituting the only class of voting securities of the Company outstanding, and each outstanding share is entitled to one vote on all matters to be voted upon. Only holders of CLARCOR Common Stock of record at the close of business on January 31, 2006 are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting.
ELECTION OF DIRECTORS
Nominees for Election to the Board of Directors
      The Company’s Certificate of Incorporation provides for a Board of Directors consisting of nine directors divided into three classes, each class consisting of three directors. One class of directors is elected at each Annual Meeting of Shareholders.
      Accordingly, at the Annual Meeting three directors are to be elected. Proxies will be voted for the election of Messrs. J. Marc Adam, James L. Packard and James W. Bradford, Jr., unless the shareholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described on the proxy. If a quorum is present at the meeting, the three candidates for director receiving the greatest number of votes will be elected. Withheld votes and broker non-votes will not affect the outcome of the election of directors.
      Messrs. Adam and Packard are directors of the Company previously elected by its shareholders whose terms in office expire this year. Mr. Bradford was appointed to the Board on January 20, 2006 to fill a vacancy. He is standing for election by the shareholders for the first time. If elected, Messrs. Adam, Packard and Bradford will hold office for a three-year period ending in 2009 or until their respective successors are duly elected and qualified.
      In the event that any of the nominees should for some reason, presently unknown, fail to stand for election, the persons named in the enclosed form of proxy intend to vote for substitute nominees.

Information Concerning Nominees and Directors

				Year Term as
			Director	Director
	Name	Age	Since	Expires

*	J. Marc Adam	67	March 23, 1991	2009

Mr. Adam is retired Vice President Marketing, 3M, St. Paul, Minnesota. He served as Vice President Marketing from 1995 to 1999 and from 1986 to 1995 as Group Vice President, 3M. 3M is a diversified manufacturer. Mr. Adam is a director of Schneider National Inc.
*	James L. Packard	63	June 22, 1998	2009

Mr. Packard has been Chairman of the Board, REGAL-BELOIT Corporation (NYSE), Beloit, Wisconsin since 2002. From 1986 to 2002 he served as Chairman, President and Chief Executive Officer. REGAL-BELOIT Corporation is a manufacturer of mechanical and electrical products. Mr. Packard is a director of The First National Bank & Trust Company of Beloit and Manitowoc Company, Manitowoc, Wisconsin.
*	James W. Bradford, Jr.	58	January 20, 2006	2009

Since June 2004 Mr. Bradford has been the Dean, Owen Graduate School of Management, Vanderbilt University, Nashville, Tennessee. From November 2002 until he became Dean he was the Associate Dean of Corporate Relations of that school. From 1999 to 2001 he was the President and Chief Executive Officer of United Glass Corporation, a national fabricator of flat glass. From 1992 to 1999 he was President and Chief Executive Officer of AFG Industries, Inc., a manufacturer and distributor of flat glass. Mr. Bradford is a director of Genesco, Inc., Nashville, Tennessee, and Granite Construction, Incorporated, Watsonville, California.
	Robert J. Burgstahler	61	December 18, 2000	2007

Mr. Burgstahler retired as Senior Vice President, Business Development and Corporate Services of 3M, St. Paul, Minnesota, effective in August 2003. He served as Vice President, Finance and Administrative Services of 3M from 2000 to 2002, President and General Manager of 3M Canada from 1998 to 2000 and Staff Vice President Taxes of 3M from 1995 to 1998. 3M is a diversified manufacturer.
	Paul Donovan	58	March 24, 2003	2007

Mr. Donovan was the Executive Vice President and Chief Financial Officer of Sundstrand Corporation, Rockford, Illinois, from December 1988 to June 1999. Mr. Donovan was Senior/ Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation, Milwaukee, Wisconsin, from August 1999 until June 2003. Mr Donovan retired as a special advisor to the Chairman of Wisconsin Energy Corporation in February 2004. Wisconsin Energy Corporation is a holding company with subsidiaries primarily in utility businesses. Mr. Donovan is a director of AMCORE Financial, Inc. and Woodward Governor Company.
	Norman E. Johnson	57	June 26, 1996	2007
Mr. Johnson has served as Chairman, President and Chief Executive Officer of CLARCOR Inc., Franklin, Tennessee, since March 2000.
	Robert H. Jenkins	62	March 23, 1999	2008

Mr. Jenkins is retired Chairman, Hamilton Sundstrand Corporation (formerly Sundstrand Corporation), Rockford, Illinois. He served as Chairman, President and Chief Executive Officer from 1997 to 1999 and as President and Chief Executive Officer, Sundstrand Corporation from 1995 to 1997. Hamilton Sundstrand Corporation is an aerospace and industrial company. Mr. Jenkins is a director of AK Steel Holding Corporation, Solutia, Inc., Sentry Insurance and Jason Incorporated.
	Philip R. Lochner, Jr.	62	June 17, 1999	2008

Mr. Lochner serves on corporate boards of public companies. Currently, Mr. Lochner is a director of Apria Healthcare Group Inc., Adelphia Communications Corp., CMS Energy Corporation, GTech Holdings Inc., and Solutia Inc.

*	Nominees for election to terms expiring in 2009
THE BOARD OF DIRECTORS
Independence
      The New York Stock Exchange (“NYSE”) corporate governance rules require that the Board of Directors of a listed company consist of a majority of independent directors. The Company’s Board of Directors is comprised of a majority of independent directors.
      Pursuant to the NYSE corporate governance rules, the Board of Directors has adopted categorical independence standards to provide assistance in the determination of director independence. The categorical standards are set forth below and provide that a director will not qualify as an independent director if:

(i) The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

(ii) The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) The director is a current partner or employee of the Company’s external audit firm, or was within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

(iv) The director has an immediate family member who (a) is a current partner of a firm that is the Company’s external auditor, (b) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (c) was within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

(v) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

(vii) The director or an immediate family member is a current officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization are more than the greater of (i) five percent (5%) of that organization’s total annual charitable receipts or (ii) $250,000.
      For purposes of the categorical standards, immediate family member includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.
      The Board of Directors has affirmatively determined, assisted by the categorical independence standards set forth above, that none of the outside directors has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors considered all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered the issue not merely from the standpoint of a director, but also from that of persons or organizations with which a director has an affiliation.
      Applying the categorical independence standards, the Board of Directors has determined that each of Messrs. Adam, Bradford, Burgstahler, Donovan, Jenkins, Lochner and Packard is independent as required by the NYSE corporate governance rules.
Meetings and Fees
      The Board of Directors held six meetings during fiscal 2005. All of the Company’s directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees of the Board of which they are members.

      In fiscal 2005, directors who were not employees of the Company received (a) an annual retainer of $35,000 per year; each director has the option of taking such retainer in shares of the Company’s Common Stock or in cash; (b) a fee payable for each Board meeting attended of $1,500; (c) a fee payable for each meeting of a Committee of the Board attended of $1,500, except that $1,000 is the fee payable for participation in a telephonic meeting of a Committee; and (d) annual fees payable to Chairmen of Committees of the Board as follows: (i) Audit Committee Chairman, $7,500; (ii) Corporate Governance Committee Chairman, $5,000; and (iii) Compensation Committee Chairman, $5,000. Board members also receive reimbursement for travel expenses and the stock options referred to below.
      Pursuant to the Company’s Deferred Compensation Plan for Directors, a non-employee director may elect to defer receipt of the director’s fees to which he is entitled and to be paid the amounts so deferred, plus interest thereon at the prime rate announced quarterly by JP Morgan Chase Bank, or its successor, either when the participant ceases being a director of the Company or upon his retirement from his principal occupation or at the time the participant reaches a specified age. None of the directors deferred any portion of the fees payable during fiscal 2005.
      The Board has adopted a Directors’ Stock Compensation Plan. Under this Plan, as amended, on the date a person first becomes a non-employee director, and annually thereafter on the date of each annual meeting of shareholders, such person has the option to receive a grant of shares of the Company’s Common Stock with an aggregate fair market value equal to and in lieu of the amount of the annual retainer for non-employee directors.
      Under the Company’s 2004 Incentive Plan, each non-employee director is automatically granted, on the date of each annual meeting of shareholders, options to purchase 7,500 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on the date of grant. For persons who become a non-employee director on a date other than the date of an annual meeting of shareholders, such grants are prorated based on the number of days between the date on which he or she becomes a director and the date of the next Annual Meeting of Shareholders. Such options are fully exercisable on the date of grant and expire ten years after the date of grant. Shares acquired upon exercise of an option may not be sold or transferred during the six-month period following the date of grant of such option. As of January 1, 2006, Mr. Adam has fully exercisable options for 67,500 shares, Mr. Donovan has 22,500, Mr. Packard has 58,150, Mr. Jenkins has 52,500, Mr. Lochner has 50,700, and Mr. Burgstahler has 39,534.
      The Company’s Compensation Committee has established a policy that requires that each non-employee director, after a five year period, own shares of the Company’s Common Stock with a value equal to a minimum of five times the annual retainer payable to non-employee directors (currently, $35,000).
Committees of the Board of Directors
      During fiscal 2005, the standing committees of the Board of Directors were the Corporate Governance Committee, the Audit Committee and the Compensation Committee.
      Corporate Governance Committee. The Corporate Governance Committee consists of three directors. The members of the Committee are Messrs. James L. Packard, Chairman, J. Marc Adam and Philip R. Lochner, Jr. Each of these directors is independent as such term is defined in the NYSE corporate governance rules.
      The Board has adopted a Charter for the Corporate Governance Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com. The Charter provides, among other things, that the Committee will make recommendations to the full Board regarding changes to the size and composition of the Board or any committee thereof; identify individuals that the Committee believes are qualified to become Board members and recommend that the Board select such nominee or nominees to stand for election; and identify individuals for appointment to the Board to fill vacancies on the Board.
      The Charter of the Committee requires the Committee to review and evaluate any stockholder nominees for director. The Company’s By-laws (available on the Company’s website) provide that notice of any proposed nomination by a shareholder for election of a person to the Board shall be delivered to or mailed and received at the principal executive offices of the Company no less than 60 days nor more than 90 days prior to the date of the Annual Meeting of Shareholders at which the election is to be held. Section 2.12 of the By-Laws specifies the information to be included by a shareholder in such a notice.
      The Committee has no specific policy with regard to the minimum qualifications of director candidates. In the recent past, candidates recommended for election to the Board have generally had significant experience and expertise in the manufacture and distribution of disposable and replaceable industrial or automotive products, in international sales and distribution and/or in the preparation and analysis of financial statements and in accounting and financial matters generally. The Committee has recently also investigated candidates from the academic community and with expertise in retail marketing. The Company believes that persons with these qualifications are the most qualified to assist the Company in the development of its business and its compliance with financial reporting and governance responsibilities.
      Messrs. Adam, Bradford and Packard are the current nominees recommended by the Committee for election to the Board. Mr. Adam and Mr. Packard are standing for reelection by the shareholders. Mr. Bradford was appointed to the Board to fill a vacancy on January 20, 2006. He is standing for election to the Board by the shareholders for the first time.
      Mr. Bradford came to the attention of Mr. Johnson, the Company’s Chief Executive Officer, through contacts with the Nashville, Tennessee, business community. Mr. Johnson recommended that the Committee consider Mr. Bradford for election to the Board. After review of his qualifications and interviews and meetings with the candidate, the Committee voted unanimously to recommend Mr. Bradford for election to the Board to fill a vacancy on the Board and to stand for election by the shareholders at the Annual Meeting to be held on March 27, 2006. The Board unanimously accepted this recommendation on January 20, 2006.
      In the past the Committee has reviewed potential candidates for election to the Board recommended primarily by Board members or third party search firms. The process has included a review of the candidate’s qualifications and, in some cases, interviews with the candidate. No different process would be applied with respect to nominees recommended by holders of the Company’s Common Stock.
      The Corporate Governance Committee met three times during fiscal 2005.
      Audit Committee. The Audit Committee was established by the Board in accordance with applicable provisions of the Securities Exchange Act of 1934, as amended. The Audit Committee consists of three directors. The members of the Committee are Messrs. Robert J. Burgstahler, Chairman, J. Marc Adam, and Paul Donovan. Each of these directors is independent and financially literate as such terms are defined in the NYSE corporate governance rules. Further, Mr. Burgstahler and Mr. Donovan have previously served as the chief financial officers of large, publicly-held corporations. Consequently, the Board has determined that Mr. Burgstahler and Mr. Donovan are each an “audit committee financial expert” as such term is defined in applicable rules of the Securities and Exchange Commission.
      The Board has adopted a Charter for the Audit Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.
      The purposes of the Committee include assisting Board oversight of the integrity of the Company’s financial statements, its compliance with legal and regulatory and filing requirements, the selection of an independent auditor, determination of the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Committee also discusses the Company’s annual audited financial statements, quarterly financial statements and the earnings press release with management and the independent auditors.
      The Audit Committee met ten times during fiscal 2005.
      Compensation Committee. The Compensation Committee consists of three directors. The members of the Committee are Messrs. Robert H. Jenkins, Chairman, Paul Donovan and Philip R. Lochner, Jr. Each of these directors is independent as such term is defined in the listing standards of the NYSE.
      The Board has adopted a written Charter for the Compensation Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.
      The purposes of the Committee include discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and review and recommendations to the Board with respect to compensation plans, policies and programs. The Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and, together with the other independent directors, determines and approves the compensation level of the Chief Executive Officer. The Committee also makes recommendations to the full Board with respect to the compensation of the Company’s other executive officers and approves grants and awards of restricted stock and stock options under the Company’s Incentive Plans. From time to time the Committee consults with outside compensation experts in exercising its responsibilities.
      The Committee met four times during fiscal 2005.
Executive Sessions of the Board; Communications with the Board
      The Company’s Corporate Governance Guidelines (available on the Company’s website: www.clarcor.com) provide that at each meeting of the Board of Directors the independent directors shall meet separately from the management of the Company. Mr. Norman E. Johnson, a director and the Chairman, President and Chief Executive Officer of the Company, does not attend these executive sessions. Under the Guidelines, these sessions are chaired on a rotating basis by the chairperson of one of the standing committees of the Board (currently the Audit Committee, the Compensation Committee and the Corporate Governance Committee).
      The Board has adopted a process for holders of the Company’s common stock and other interested parties to send written communications to the Board. Such communications should be sent to the Corporate Secretary at CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067. The Corporate Secretary will forward all such communications to the Chairman of the Corporate Governance Committee of the Board. That Committee will determine whether any such communication will be distributed to the full Board or, if requested by the sender, only to the non-management directors.
      The Board has adopted a policy which recommends that all directors personally attend each annual and special meeting of the shareholders of the Company. At the last Annual Meeting of Shareholders, held on March 21, 2005, all of the directors were in attendance.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK
Certain Beneficial Owners
      The following table provides information concerning each person who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock. In each case the information is based upon information contained in a Schedule 13F filed with the Securities and Exchange Commission for the quarter ended September 30, 2005.

	Shares
	Beneficially	Percent
Name and Address of Beneficial Owner	Owned	of Class

Neuberger Berman, LLC	6,539,878	12.66%
605 Third Avenue New York, NY 10158
GAMCO Investors, Inc.	4,444,169	8.61%
One Corporate Center Rye, NY 10580-1434
Columbia Wanger Asset Management, L.P.	4,099,200	7.94%
227 West Monroe Street, Suite 3000 Chicago, Illinois 60606
Directors, Nominees and Executive Officers
      The following table provides information concerning the shares of Common Stock of the Company beneficially owned as of January 15, 2006 by all directors and nominees, each of the executive officers named in the Summary Compensation Table on page 9 and by all directors, nominees and executive officers of the Company as a group. All share amounts included in this Proxy Statement have been adjusted for the Company’s two-for-one stock split in April, 2005.

	Shares	Percent
	Beneficially	of
Name of Person or Identity of Group	Owned	Class

J. Marc Adam (2)	117,479	*
James W. Bradford, Jr.	0	*
Robert J. Burgstahler (2)	49,968	*
Paul Donovan (2)	27,226	*
Robert H. Jenkins (2)	68,368	*
Norman E. Johnson (1)(3)	1,646,592	3.05%
Philip R. Lochner, Jr. (2)	64,454	*
James L. Packard (2)	75,722	*
Sam Ferrise (1)(3)	196,459	*
Bruce A. Klein (1)(3)	520,934	*
David J. Boyd (1)(3)	87,253	*
David J. Lindsay (1)(3)	296,183	*
All directors and executive officers as a group (14 persons) (1)(2)(3)(4)	3,355,719	6.22%

*	Less than one percent.

(1)	Includes Restricted Stock Units granted under the Company’s Incentive Plans (see footnote (3) to this table).

(2)	Includes shares granted under the Directors’ Stock Compensation Plan and shares subject to stock options granted to Directors pursuant to the Company’s Incentive Plans. See “The Board of Directors — Meetings and Fees.”

(3)	Includes all shares subject to stock options granted pursuant to the Company’s Incentive Plans. The 1994 Incentive Plan expired in December, 2003 and no further options can be granted under the 1994 Incentive Plan. In March, 2003 the Shareholders of the Company approved the 2004 Incentive Plan (the “2004 Incentive Plan”). The 1994 Incentive Plan and the 2004 Incentive Plan are sometimes collectively referred to herein as the “Incentive Plans.” For information as to the total number of shares subject to options granted to Messrs. Johnson, Ferrise, Klein, Boyd and Lindsay and the options which are exercisable by them within 60 days, see the table on page 12.

(4)	Includes 2,144,639 shares subject to stock options of which 226,325 were granted on November 18, 2005. Options for 1,954,139 shares are exercisable within 60 days. Also includes 57,574 deferred and 78,952 non-vested Restricted Stock Units.
Section 16(a) Beneficial Ownership Reporting Compliance
      Each director and each officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 (the “Act”) is required by Section 16(a) of the Act to report to the Securities and Exchange Commission, by a specified date, his or her beneficial ownership of or transactions in the Company’s Common Stock. Reports received by the Company indicate that all such officers and directors have filed all requisite reports with the Securities and Exchange Commission on a timely basis during fiscal 2005. To the knowledge of the Company, no person or entity owns beneficially 10% or more of its outstanding Common Stock other than Neuberger Berman, LLC (see “Beneficial Ownership of the Company’s Common Stock — Certain Beneficial Owners”).

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION
      The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Norman E. Johnson, the Chairman, President and Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company for the fiscal year that ended on December 3, 2005. All share amounts have been adjusted for the two-for-one stock split in April, 2005.
SUMMARY COMPENSATION TABLE

					Long Term Compensation

		Annual Compensation			Awards		Payouts

				Other				All
				Annual	Restricted	Securities		Other
				Compen-	Stock	Underlying	LTIP	Compen-
Name and Principal Position	Year	Salary(2)	Bonus(3)	sation(4)	Awards(5)	Options(6)	Payouts(7)	sation(8)

Norman E. Johnson (1)	2005	$619,846	$991,276	$—	$515,585	366,188	$—	$29,197
Chairman, President and	2004	570,308	1,040,045	—	230,594	407,342	—	89,662
Chief Executive Officer	2003	546,154	1,091,644	—	222,063	345,016	—	76,852
Sam Ferrise	2005	316,163	293,633	—	225,846	82,680	99,658	11,881
President —	2004	293,077	288,568	—	114,431	35,000	46,547	11,981
Baldwin Filters, Inc.	2003	281,154	390,457	—	99,646	35,000	—	12,187
Bruce A. Klein	2005	295,731	337,816	—	218,857	124,290	198,066	11,035
Vice President, Finance and	2004	274,231	357,216	—	107,045	139,672	146,435	47,540
Chief Financial Officer	2003	264,000	376,913	—	93,670	96,624	—	36,378
David J. Boyd (9)	2005	184,542	147,563	—	45,005	26,672	77,130	11,782
Vice President, General	2004	171,092	156,007	—	47,687	16,000	55,529	43,529
Counsel and Corporate Secretary	2003	164,423	164,324	—	41,667	16,000	28,941	6,724
David J. Lindsay	2005	178,948	143,090	—	92,075	93,617	—	8,076
Vice President, Administration and	2004	165,908	151,280	—	46,274	23,000	—	80,730
Chief Administrative Officer	2003	159,539	159,442	—	40,375	27,454	—	25,508

(1)	Mr. Johnson serves as a director of the Company but receives no separate remuneration in that capacity.

(2)	Includes compensation deferred by the Company’s executive officers pursuant to the Company’s Retirement Savings Plan and the Company’s Deferred Compensation Plan.

(3)	Cash bonuses paid under the Company’s Annual Incentive Plan.

(4)	The aggregate value of all perquisites and personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officers in the Summary Compensation Table.

(5)	Represents restricted stock units (the “Restricted Stock Units”) granted pursuant to the Incentive Plans. Restricted Stock Units provide for the issuance of Common Stock to the grantee over a four year period. 25% of the total number of Restricted Stock Units vest on each anniversary of the grant so long as the grantee remains in the employment of the Company or one of its subsidiaries. Until Restricted Stock Units vest and shares of Common Stock are issued in conversion of the Restricted Stock Units, the grantee does not have any rights as a shareholder of the Company, but prior to vesting the grantee will receive a cash payment equal to the dividends paid on the Common Stock. The Restricted Stock Units permit a grantee to defer the issuance of Common Stock pursuant to the Restricted Stock Units for a period of years or until the termination of the grantee’s employment by the Company. During 2005, Messrs. Johnson and Lindsay deferred vesting with respect to 16,934 and 3,316 Restricted Stock Units, respectively. On December 3, 2005 (the end of the Company’s most recent fiscal year) the named executive officers held an aggregate of 145,116 Restricted Stock Units with a total value of $2,622,277, based upon the closing market price of the Company’s Common Stock at the date of grant.

(6)	Consists of options and replacement options granted under the Company’s Incentive Plans to acquire shares of the Company’s Common Stock. See “— Stock Options” below.

(7)	Consists of shares of Common Stock issued upon the vesting of Restricted Stock Units. The amounts shown are calculated based on the closing price of shares of Common Stock (on the date of issuance) issued upon the vesting of Restricted Stock Units.

(8)	The amounts shown in this column for All Other Compensation for the last fiscal year derived from the following figures: Messrs. Johnson, Ferrise, Klein, Boyd and Lindsay respectively: $3,150; $8,400; $3,150; $8,372; and $3,150 — Company match for 401(k) plan; Messrs. Johnson, Ferrise, Klein, Boyd and Lindsay respectively: $6,120; $476; $2,933; $2,029 and $1,060 — imputed income on Company paid life insurance; Messrs. Johnson, Ferrise, Klein, Boyd and Lindsay respectively: $19,927; $3,005; $4,389; $1,381 and $3,866 — Company paid compensation for dividends on restricted stock units; and Mr. Klein, $563 for reimbursement of moving expenses incurred in the 2004 relocation of the Company’s headquarters to Franklin, Tennessee.

(9)	Mr. Boyd retired effective January 31, 2006.

     Each officer of the Company is elected by the Board of Directors for a term of one year which begins at the Board of Directors meeting at which he or she is elected held in conjunction with the Annual Meeting of Shareholders and ends on the date of the next Annual Meeting of Shareholders or upon the election of his or her successor.
Stock Options
      The following table provides information with respect to stock options granted during fiscal year 2005 (adjusted for the April 2005 stock split) under the Company’s 2004 Incentive Plan, as amended, to the five individuals named in the Summary Compensation Table.
      Except for the options granted as described in footnote (4) to the table, these options were granted on December 12, 2004 and November 18, 2005. Under the Company’s past practices the November 18, 2005 grants would ordinarily have been made in December, 2005 after the end of the 2005 fiscal year. The grant was made in November, 2005 in the light of accounting rules recently adopted regarding the expensing of option costs. Because the options were issued prior to December, 2005 and were 100% vested at the time of grant, the Company will not be required to recognize the cost of these options in its future financial results.
      The Compensation Committee of the Board of Directors has established guidelines which require that executive officers, after a five year period, own shares of the Company’s Common Stock with a value ranging from two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company’s Chairman and Chief Executive Officer.
OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

	Number of
	Securities		% of Total
	Underlying		Options
	Options		Granted to
	Granted		Employees in	Exercise	Expiration	Grant Date
Name	(1)		Fiscal Year	Price (2)	Date	Present Value (3)

N. E. Johnson	120,000		9.0%	$26.08	12/11/14	$732,000
	120,000		9.0	28.79	11/17/15	927,600
	12,768	(4)	1.0	28.96	12/15/08	72,395
	28,067	(4)	2.1	28.96	12/19/09	182,155
	19,520	(4)	1.5	28.96	12/16/10	139,568
	18,321	(4)	1.4	28.96	12/15/11	145,469
	21,567	(4)	1.6	28.96	12/14/12	178,575
	25,945	(4)	2.0	28.96	12/13/13	214,825
S. Ferrise	35,000		2.6	26.08	12/11/14	213,500
	35,000		2.6	28.79	11/17/15	270,550
	6,458	(4)	0.5	29.09	04/01/11	48,048
	6,222	(4)	0.5	29.09	12/15/11	49,154

	Individual Grants

	Number of
	Securities		% of Total
	Underlying		Options
	Options		Granted to
	Granted		Employees in	Exercise	Expiration	Grant Date
Name	(1)		Fiscal Year	Price (2)	Date	Present Value (3)

B. A. Klein	44,000		3.3	26.08	12/11/14	268,400
	39,625		3.0	28.79	11/17/15	306,301
	4,256	(4)	0.3	28.96	12/15/08	24,132
	4,772	(4)	0.4	28.96	12/19/09	30,970
	7,554	(4)	0.6	28.96	12/16/10	54,011
	6,662	(4)	0.5	28.96	12/15/11	52,896
	7,908	(4)	0.6	28.96	12/14/12	65,478
	9,513	(4)	0.7	28.96	12/13/13	78,768
D. J. Boyd	16,000		1.2	26.08	12/11/14	97,600
	5,675	(4)	0.4	28.96	12/16/10	40,576
	4,997	(4)	0.4	28.96	12/15/11	39,676
D. J. Lindsay	23,000		1.7	26.08	12/11/14	140,300
	21,700		1.6	28.79	11/17/15	167,741
	11,297	(4)	0.8	28.96	12/16/07	53,209
	11,349	(4)	0.9	28.96	12/15/08	64,349
	9,683	(4)	0.7	28.96	12/19/09	62,843
	16,588	(4)	1.2	28.96	12/16/10	118,604

(1)	Consists of nonqualified options issued for a ten year term (other than as noted in footnote (4)). The options granted in fiscal 2005 are 100% vested. (See “Long-Term Incentive Plan” in the Report of the Compensation Committee). The options granted on November 18, 2005, provide that any stock acquired prior to November 18, 2006 upon the exercise of these options may not be sold or transferred by the optionee for a period of one year after the date of such exercise.

(2)	Closing price of Common Stock as reported on the New York Stock Exchange Composite Transactions at date of grant.

(3)	Options are valued using the Black-Scholes Option Pricing Model using the following assumptions:

(i)	an expected option term of five years to exercise for the December, 2004 grant and six years for the November, 2005 grant or until the expiration date of replacement options (based on estimated prior experience);

(ii)	interest rates ranging from 3.63% to 4.41% depending on the date of grant and based on the quoted yield of Treasury Strips;

(iii)	dividends per share of Common Stock of $.2513 for the December, 2004 grant and $.2588 for the November, 2005 grant; and

(iv)	stock price volatility of 22.2% based upon the monthly stock closing prices for the preceding seven years except for the November 2005 grant, which assumes stock price volatility of 20.4% based on the monthly stock closing prices for the preceding six years.

(4)	These grants resulted from the exercise of an option and from the payment of the related exercise price by the optionee using shares of previously owned Company Common Stock. Under these circumstances, the Company’s Incentive Plans permit the grant of options (“replacement options”) for the number of shares used in payment of the exercise price. The exercise price for each replacement option is equal to the market value of the Company’s Common Stock on the date of such exercise and replacement options expire on the same date as the original option which was exercised. The replacement option grants do not contain the replacement feature. Under current policy, no additional replacement options will be granted.

      The following table sets forth certain information regarding option exercises during the fiscal year and the unexercised options held by such individuals at December 3, 2005.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of	Value of Unexercised
	Number of		Unexercised Options	In-the-Money Options
	Shares		at FY-End	at FY-End
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise	Realized	Unexercisable	Unexercisable (1)

N. E. Johnson	242,960	$3,633,290	929,810/90,000	$6,702,695/852,000
S. Ferrise	19,000	314,060	137,430/26,250	866,273/248,500
B. A. Klein	80,422	1,146,513	279,856/33,000	1,824,606/312,400
D. J. Boyd	17,500	311,175	49,172/12,000	340,702/113,600
D. J. Lindsay	95,678	1,793,280	163,913/17,250	1,142,865/163,300

(1)	Based on the $30.05 closing price of Common Stock as reported on the New York Stock Exchange Composite Transactions on December 2, 2005, the last trading date prior to the Company’s fiscal year-end close on Saturday, December 3, 2005.
Retirement Plans
      Certain employees of the Company and its subsidiaries, including the individuals named in the Summary Compensation Table, are eligible to receive benefits under the CLARCOR Inc. Pension Plan (the “Pension Trust”). The amount of the Company’s contribution to the Pension Trust in respect to a specified person cannot be individually calculated.
      The Pension Trust provides benefits calculated under a Social Security step-rate formula based on career compensation. Benefits are payable for life with a guarantee of 120 monthly payments. The formula accrues an annual benefit each plan year equal to the sum of (a) plan year compensation up to age 65 covered compensation ($45,000 in fiscal 2005) in effect each December multiplied by .012 plus (b) any excess of such plan year compensation over age 65 covered compensation (subject to Internal Revenue limitations applicable to all qualified retirement plans) multiplied by .0175. The aggregate of all annual accruals plus the benefit accrued at November 30, 1989 under prior plans is the amount of annual pension.
      Estimated annual retirement benefits payable under the Pension Trust at normal retirement (age 65) for Messrs. Johnson, Ferrise, Klein, Boyd and Lindsay are $69,859, $5,191, $21,538, $7,656 and $93,071, respectively. Such annual retirement benefits are not subject to any reduction for Social Security amounts.
      Effective January 1, 2004, the Board adopted a program pursuant to which the pension benefits payable under the Pension Trust to most employees of the Company were frozen. As to these employees, no further benefits will accrue under the Pension Trust. As a substitute benefit the Company implemented a new 401(k) plan (the “New 401(k) Plan”) which is available to substantially all United States employees of the Company and its subsidiaries. Under the New 401(k) Plan the Company will match all contributions by a participant up to 3% of his or her compensation and 50% of the next 2% of such compensation contributed.
      The Company offered employees who were both at least 40 years old and had 10 years of service the option of continuing to participate in the Pension Trust or adopting the New 401(k) Plan. Those employees electing to continue participation in the Pension Trust also are eligible to continue to participate in the Company’s previously established 401(k) Plan (the “Old 401(k) Plan”). Under the Old 401(k) Plan, the Company will match 50% of contributions by a participant up to 3% of his or her compensation. Messrs. Johnson and Lindsay elected to continue to participate in the Pension Trust and they will therefore continue to accrue benefits under that program. Messrs. Ferrise, Klein and Boyd were not eligible to continue to participate in the Pension Trust. However, Mr. Klein continued to participate in the Old 401(k) Plan. The amounts currently payable to Messrs. Ferrise, Klein and Boyd pursuant to the Pension Trust will not increase or decrease in the future.
      Effective December 1, 1994, the Company established two new retirement plans for officers and senior executives of the Company: the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan. The 1994 Supplemental Pension Plan is intended to preserve benefits lost by reason of the maximum limitations on compensation and benefits imposed on tax qualified retirement plans by the Internal Revenue Code of 1986. The 1994 Executive Retirement Plan provides a monthly benefit to a participant equal to (a) 65% of his average monthly compensation with respect to the three consecutive fiscal years for which he received the highest compensation, reduced by (b) his monthly normal retirement benefit provided by the Pension Trust. A minimum of 15 years of service after attainment of the age of 40 is required to earn a full benefit of 65% of compensation at retirement. Messrs. Johnson and Klein are participants in both of the 1994 plans. Messrs. Ferrise and Lindsay are participants in the 1994 Supplemental Pension Plan. Mr. Boyd is not a participant in either plan. Estimated total annual retirement benefits pursuant to both the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan payable at normal retirement (age 65) for Messrs. Johnson, Ferrise, Klein and Lindsay are $982,983, $10,128, $391,409 and $33,200, respectively. Such annual retirement benefits are not subject to reduction for Social Security amounts.
Employment Agreements
      The Company has entered into employment agreements with Messrs. Johnson, Ferrise, Klein, Boyd and Lindsay and certain other executive officers of the Company. Mr. Johnson’s employment agreement provides for such compensation, incentive plan compensation, benefits and perquisites, pensions, employment termination, and “change of control” provisions as are described in this Proxy Statement. Mr. Johnson’s agreement, as amended, expires on the date of the 2008 Annual Meeting. His agreement is extended automatically each year unless terminated by the Board. The agreements with Messrs. Ferrise, Klein, Boyd and Lindsay and certain other executive officers include the provisions described in the next two paragraphs.
      The “Change of Control” provisions of Mr. Johnson’s agreement and other agreements, as amended, with Messrs. Ferrise, Klein, Boyd and Lindsay and certain other executive officers become effective upon the occurrence of any of the following: (i) the acquisition by any person, entity or group (other than from the Company) of 15% or more of the outstanding securities of the Company which are entitled to vote generally in the election of directors; (ii) individuals who, at the date of the employment agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of the employment agreements whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such person was a member of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation, in each case in respect of which the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction; or (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.
      The agreements provide that the Company agrees to employ these officers, and the officers agree to remain in the employ of the Company, from the date of a change of control to the earlier to occur of the third anniversary of such change of control or the officer’s normal retirement date at a rate of compensation at least equal to the highest monthly base salary which the officer was paid during the 36 calendar months immediately prior to the change of control. In addition, during that period the Company agrees to provide employee benefits which are the greater of the benefits provided by the Company to executives with comparable duties or the benefits to which the officer was entitled during the 90-day period immediately prior to the date of the change of control. In the event that employment is terminated after a change of control, the terminated officer is entitled to (i) a lump-sum cash payment equal to three times the sum of the officer’s base salary and annual bonus, (ii) continued health and welfare benefits and perquisites for the three year period following termination; and (iii) a lump sum payment equal to the pension benefits the terminated officer would have earned during the three year period after the termination. If any of such agreements subjects the officer to excise tax under Section 4999 of the Internal Revenue Code, the Company will pay such officer an additional amount calculated so that after payment of all taxes, interest and penalties, the officer retains an amount of such additional payment equal to such excise tax. The agreements define “termination” to mean termination of employment by the Company for reasons other than death, disability, cause or retirement. “Termination” also includes resignation by the officer after (a) a material adverse reduction in the nature or scope of his authorities, duties or responsibilities, following a change of control, as determined in good faith by the officer; (b) a reduction in compensation or benefits after a change of control or (c) a good faith determination by the officer that, as a result of the change of control, he is unable to exercise the authority, power, function and duties contemplated by the agreement.
REPORT OF THE COMPENSATION COMMITTEE
      One of the duties of the Compensation Committee (“Committee”) is to assure that the Chief Executive Officer and the other executive officers of the Company (“Executive Officers”) are compensated equitably, competitively and in a manner that is consistent with the long-term best interests of the Company and its shareholders. The Committee, which is composed entirely of independent non-employee directors, is responsible for determining the annual salary, cash incentives, benefits and intermediate-term and long-term incentive plan awards for the Company’s Executive Officers.
Compensation Philosophy
      There are certain stated principles which the Committee follows in structuring the compensation packages for the Chief Executive Officer and the other Executive Officers of the Company. These are:

Pay for Performance

A high percentage of total compensation is linked directly to the performance of the Company and the executive’s individual performance in attaining the Company’s objectives and supporting the Company’s mission statement. The Committee believes that this structure aligns the executives’ interests with the interests of the shareholders.

Competitiveness

Total compensation packages are designed to be comparable with those of executives occupying comparable positions in comparable companies. The packages are also designed to allow an opportunity to earn at a level above median industry practices and market competitors when Company performance exceeds the results of comparable companies. The opportunity to earn at higher levels provides a significant challenge to the Executive Officers.

Executive Ownership

A major component of executive compensation is equity-based, and as a result, the Executive Officers’ interests are more directly linked with shareholders’ interests. The Committee believes that equity-based compensation properly balances the rewards for long-term versus short-term results.

The Committee has established ownership guidelines for Executive Officers and non-employee directors to align their interests and objectives with the Company’s shareholders. These guidelines require that Executive Officers, after a five-year period, own shares with a value ranging from a minimum of two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company’s Chairman and Chief Executive Officer. In addition, the guidelines require that non-employee directors, after a five-year period, own shares with a value equal to a minimum of five times the annual retainer.

Management Development

The compensation packages are also designed to attract and retain quality executives with the leadership skills and other key competencies required to meet the Company’s objectives and to enhance shareholder value.
Components of Executive Pay
      The components of total pay for all executives are annual salary, cash incentives, benefits and intermediate-term and long-term incentive awards. The Committee reviews annually each component of compensation and total compensation for the Executive Officers. The review includes a market comparison of compensation and changes in compensation for equivalent positions in related industrial groups and comparably-sized companies. Competitive information and data relating to executive compensation packages is provided by independent compensation consultants at the request of the Committee.

Annual Salary

Annual salary and annual adjustments are based on the executive’s performance, experience, and reference to competitive rates for comparable positions in related industry groups and comparably-sized companies.

Cash Incentives

Annual cash incentives are determined based upon the attainment of financial targets by the Company and the individual performance of the executive. If certain minimum target results are not achieved, no annual incentive will be paid. If target levels, which the Committee considers to be reasonably difficult to attain, are achieved, annual incentive levels generally range from 30% to 70% of base salary, and maximum awards may exceed 100% of base salary if performance materially exceeds the target objectives.

The financial target that must be attained is based on the economic value added method, or as referred to by the Company, the CLARCOR Value Added (“CVA”) program. In basic terms, CVA is consolidated annual after-tax operating earnings less the annual cost of capital. Thus the size of the cash incentives varies directly with the amount by which such after-tax earnings exceed the cost of capital. As a result, the CVA program is designed to reward managers who increase shareholder value by most effectively deploying the capital contributed by the shareholders and lenders. If the Company fails to achieve the target levels of CVA, the cash incentive awards are reduced. The Committee sets the target levels.

Benefits

Employee benefits offered to the general employee population of the Company are provided to Executive Officers as part of the total compensation program. In addition, certain Executive Officers are provided supplemental retirement benefits, life insurance policies and certain other benefits.

Intermediate-Term Incentive

The Company’s intermediate term incentive program involves grants of Restricted Stock Units (“Units”). Units provide for the issuance of Common Stock to the grantee over a four year period. 25% of the total number of Units vests on each anniversary of the grant so long as the grantee remains in the employment of the Company or one of its subsidiaries. Until Units vest and shares of Common Stock are issued in conversion of the Units, the grantee does not have any rights as a shareholder of the Company, but prior to vesting the grantee will receive a cash payment equal to the dividends paid on the Common Stock. The Units permit a grantee to defer the issuance of Common Stock pursuant to the Units for a period of years or until the termination of the grantee’s employment by the Company. The Committee believes that intermediate-term incentive programs based on appreciation in the price of the Company’s Common Stock are in the best interests of the Company and its shareholders.

Long-Term Incentive Plan

The Company’s long-term incentive plan awards non-qualified stock options to its executives and key employees. Options granted under the Company’s shareholder approved 1994 Incentive Plan or the 2004 Incentive Plan have a 10-year life and all options granted during fiscal 2005 were at the market value of the Common Stock on the date of grant. The option grants provide the executives an opportunity to acquire an equity interest in the Company and to share in the long-term appreciation of the stock.

Market surveys of long-term incentives are reviewed to establish competitive practices. Management makes recommendations to the Committee on the size of a grant, if any, for each executive based on the individual’s ability to affect financial performance, the executive’s past performance, and expectations of the executive’s future contributions. The CEO’s grant is similarly determined by the Committee and all other stock option grants are reviewed and approved by the Committee.

Stock options granted in fiscal 2005 are fully vested. Prior grants were not exercisable for one year after the grant and thereafter become exercisable at the rate of 25% per year and became fully exercisable after the 4th year and through the 10th year of the option. The change in vesting was approved by the Committee in order to avoid the reduction in the Company’s earnings in future years which would otherwise result from changes in accounting rules which became effective for fiscal 2006. The stock options granted on November 18, 2005 provide that any stock acquired prior to November 18, 2006 upon the exercise of these options may not be sold or transferred by the optionee for a period of one year after the date of such exercise.
      It is expected that future grants of options will vest periodically in accordance with past practices.
Section 162(m) Compliance
      The Committee has considered the possible impact of Section 162(m) of the Internal Revenue Code of 1986, which generally limits to $1 million (with several exceptions) the tax deduction available for compensation paid to a person who is an executive listed in the Summary Compensation Table and who is employed by the Company at the end of its fiscal year. The Committee intends to preserve for the Company the maximum opportunity for obtaining deductibility for all amounts paid to its officers by administering the Company’s plans and programs in a way that will meet the regulations in effect at the time compensation decisions are made.
Chief Executive Officer Compensation
      Mr. Johnson’s annual salary was increased during fiscal 2005 to be competitive with the median base salary paid to chief executive officers of comparably-sized corporations identified by the Committee with the assistance of outside compensation experts. For fiscal 2005, Mr. Johnson was awarded an annual cash incentive equal to 160% of his base salary in accordance with the annual cash incentive plan as a result of the CVA levels attained in fiscal 2005 which significantly exceeded established target levels.
      Mr. Johnson also received grants (adjusted for the April 2005 stock split) of 18,784 Restricted Stock Units and received two grants of non-qualified stock options each for 120,000 shares of the Company’s Common Stock at an exercise price of $26.08 per share for the first grant and $28.79 for the second, the closing price as reported on the New York Stock Exchange on the respective dates of grant. In addition, during fiscal 2005 he deferred the receipt of 16,934 shares of Common Stock issuable pursuant to Restricted Stock Units.
      The Committee believes that the key executive team of the Company will receive appropriate rewards under this program of corporate incentives, but only if they achieve the performance goals established for them and the Company and if they succeed in building increased value for the Company’s shareholders.
Compensation Committee

Robert H. Jenkins, Chairman
Paul Donovan
Philip R. Lochner, Jr.

REPORT OF THE AUDIT COMMITTEE
      The Company’s Board of Directors’ Audit Committee is comprised of three directors who are independent as such term is defined in the listing standards of the New York Stock Exchange. The Audit Committee reviews the Company’s financial reporting process and its system of internal financial controls on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting processes of the Company, including the system of internal controls, the presentation of the financial statements and the integrity of the financial statements. Management has represented to the Audit Committee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and that its internal control over financial reporting was effective as of December 3, 2005. The Company’s auditors, PricewaterhouseCoopers LLP, are engaged to audit the Company’s financial statements and to express an opinion on the conformity of such audited financial statements to GAAP, on the effectiveness of the Company’s internal controls over financial reporting and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. Members of the Audit Committee rely on the information provided to them and on the representations made by management and the information, representations, opinions and communications of the Company’s auditors.
      In this context, the Audit Committee has reviewed and discussed the Company’s system of internal controls over financial reporting and its audited financial statements with management and the Company’s auditors. The Audit Committee has discussed with the Company’s auditors the matters required to be discussed by Statement on Auditing Standards No. 90 (Audit Committee Communications) and Public Company Accounting Oversight Board Auditing Standard No. 2 (An Audit of Internal Controls Over Financial Reporting in Conjunction with an Audit of Financial Statements). In addition, the Audit Committee has received from the Company’s auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors their independence from the Company and its management. While the activities of the Audit Committee are designed to provide an additional level of review, such activities cannot provide absolute assurance that the audit of the Company’s financial statements and of the effectiveness of the Company’s internal controls over financial reporting has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP or that the Company’s auditors are in fact independent.
      In reliance on the reviews and discussions referred to above and subject to the limitations set forth above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 3, 2005, for filing with the Securities and Exchange Commission.

Amounts Paid to PricewaterhouseCoopers LLP
      The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements as of and for the fiscal years ended December 3, 2005 and November 27, 2004, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Years Ended

	December 3, 2005		November 27, 2004

Audit Fees	$1,371,876		$1,523,450
Audit-Related Fees	—		—
Tax Fees	—		—
All other Fees	—		—

Total	$1,371,876	(1)	$1,523,450

(1)	Includes a total of $183,050 paid to PricewaterhouseCoopers in fiscal 2005 in respect of audit services provided by PricewaterhouseCoopers in fiscal 2004.
      The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors and must approve in advance any non-audit services to be performed by the independent auditors. The Audit Committee has not established any pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All of the fees shown above were pre-approved by the Audit Committee.
Audit Committee

Robert J. Burgstahler, Chairman
J. Marc Adam
Paul Donovan

PERFORMANCE GRAPH
      The following Performance Graph compares the Company’s cumulative total return on its Common Stock for a five year period (December 2, 2000 to December 3, 2005) with the cumulative total return of the S&P SmallCap 600 Index and the S&P Industrial Machinery Index.
TOTAL RETURN TO SHAREHOLDERS
Comparison of Five-Year Cumulative Total Return*
Among the Company, S&P SmallCap 600 Index and
S&P Industrial Machinery Index

*	Assumes that the value of the investment in the Company’s Common Stock and each index was $100 on December 2, 2000 and that all dividends were reinvested.
      The reference points on the foregoing graph are as follows:

	2001	2002	2003	2004	2005

CLARCOR INC	150.02	186.75	251.86	302.79	353.01
S&P SMALLCAP 600 INDEX	109.00	102.82	135.49	164.88	187.13
S&P 500 INDUSTRIAL MACHINERY INDEX	105.33	113.37	141.81	179.21	180.34
      The 2000 beginning measuring point was the market close on December 1, 2000, the last New York Stock Exchange trading day before the beginning of the Company’s fifth preceding fiscal year. The closing measuring point for 2005 was December 2, 2005 based on the last New York Stock Exchange trading date prior to the Company’s Saturday, December 3, 2005 fiscal year-end.

EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information as of December 3, 2005 regarding the shares of Common Stock of the Company issuable under awards and grants under the Company’s Incentive Plans. All share amounts have been adjusted for the Company’s two-for-one stock split in April 2005.

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted average	equity compensation
	exercise of	exercise price of	plans (excluding shares
	outstanding options,	outstanding options,	reflected in number of
	warrants and rights	warrants and rights	shares in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
Options	3,885,915	$20.63
Restricted Stock Units	184,779

Total	4,070,694		1,859,519
Equity compensation plans not approved by security holders	—		—

Total	4,070,694		1,859,519

MISCELLANEOUS
Auditors
      It is expected that the Audit Committee of the Board of Directors will select PricewaterhouseCoopers LLP to audit the financial statements of the Company for the fiscal year ending December 2, 2006. PricewaterhouseCoopers LLP (or its predecessors) has served as the Company’s auditors for more than 80 years. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions.
Internet Website
      The Company’s Internet address is www.clarcor.com. The Company makes available, free of charge, on this website, its annual report on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such forms are electronically filed with the SEC. In addition, the following corporate governance documents can be found on this website: (a) charters for the Audit Committee, the Corporate Governance Committee and the Compensation Committee of the Board of Directors; (b) Code of Conduct; (c) Code of Ethics for Chief Executive Officer and Senior Financial Officers; (d) Corporate Governance Guidelines; (e) Disclosure Controls and Procedures; (f) Procedures Regarding Reports of Misconduct or Alleged Misconduct and (g) the Company’s By-laws. Copies of all of these documents can also be obtained, free of charge, upon written request to the Corporate Secretary, CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, TN 37067.
Other Business
      The Board of Directors has no knowledge of any matters, other than as set forth in this Proxy Statement, upon which action is to be taken at the meeting. In the event any such matters are brought before the meeting, the attorneys named in the enclosed form of proxy will vote proxies received by them as they deem best with respect to all such matters.

Proposals of Security Holders for 2007 Annual Meeting of Shareholders
      Under the rules and regulations of the Securities and Exchange Commission, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2007 and which such shareholder desires to have included in the Company’s proxy materials for such meeting, must be received by the Company on or before October 19, 2006.
      The Company’s bylaws provide that nomination by a shareholder of a person for election as a director and other proposals made by such shareholders for action by the shareholders at any meeting of shareholders may be disregarded unless proper notice of such nomination or proposal shall have been given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the meeting and certain other requirements are met. It is currently expected that the 2007 Annual Meeting of Shareholders of the Company will be held on March 26, 2007. Consequently, written notice of any such nomination or proposal which a shareholder desires to make at the 2007 Annual Meeting must be received by the Company no earlier than December 26, 2006 and no later than January 25, 2007. A copy of the Company’s bylaws may be obtained without charge from the Secretary of the Company.
Expense of Solicitation of Proxies
      The expense of solicitation of proxies, including printing and postage, will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by officers and regular employees of the Company. The Company has employed D. F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. The Company has agreed to pay $9,000, plus the out-of-pocket expenses of D. F. King & Co., Inc., for these services. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

By Order of the Board of Directors

Richard M. Wolfson
Secretary
Franklin, Tennessee
February 9, 2006

ê   Please fold and detach card at perforation before mailing.   ê

PROXY / VOTING INSTRUCTION CARD	CLARCOR INC.
This proxy is solicited on behalf of the Board of Directors for the
Annual Meeting March 27, 2006
The undersigned hereby appoints ROBERT H. JENKINS AND PHILIP J. LOCHNER, JR. or any one or more of them, acting alone if only one shall be present, or jointly if more than one shall be present, the true and lawful attorneys of the undersigned, with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of CLARCOR Inc. to be held at the offices of the Company, 840 Crescent Centre Drive, Suite 600, Franklin, TN 37067, on Monday, March 27, 2006 at 9:00 a.m., Central Standard Time, and all adjournments thereof, all shares of Common Stock which the undersigned would be entitled to vote and all as fully and with the same effect as the undersigned could do if then personally present.
Receipt is acknowledged of the Company’s Annual Report to Shareholders for the fiscal year ended December 3, 2005, and the Notice and Proxy Statement for the above Annual Meeting.
The Company is aware of one matter to be voted upon at this Annual Meeting: the election of directors — the nominees are Messrs.:

(1) J. Marc Adam	(2) James L. Packard	(3) James W. Bradford, Jr.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. IF A VOTE IS NOT SPECIFIED, THE PROXIES NAMED ABOVE WILL VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

CLARCOR Inc.
c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

Your vote is important!
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

continued from other side
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted for the nominees for election as directors named in this proxy.
The Board of Directors recommends a vote FOR such nominees.
1.	Election of Directors. (See Reverse)

☐	FOR	☐	WITHHELD	☐	FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Dated:	, 2006

Signature(s)
Please date and sign as name appears hereon. If shares are held jointly by two or more persons, each shareholder named must sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name as duly authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE